Exhibit 10.4

HERBAL WELL

April 20, 2023

Dear Lipin Zeng,

I am delighted to offer you the position of R&D Manager at Longstar HealthPro Inc. This letter confirms the details of the employment offer we discussed.

Your monthly starting salary will be $8000, paid on a bi-monthly basis, via our company's payroll process. Your work schedule will be from 8:30 AM to 5:00 PM remotely, with a half-hour break for lunch, from Monday to Friday.

Your start date will be May 1, 2023.

As part of our commitment to the health of our employees, we offer health coverage that will commence on May 1, 2023. The company will cover 100% of the cost and full coverage for vision and dental.

More detailed information about these and other benefits can be found in our employee handbook, which will be provided to you on your first day.

Longstar HealthPro Inc. is a company that values team spirit, innovation, and dedication. We are excited to welcome you aboard and look forward to working with you.

Please sign and return a copy of this letter by April 30 to confirm your acceptance of this offer. If you have any questions, do not hesitate to reach out.

Once again, congratulations on your new position. We look forward to the value you will bring to Longstar HealthPro Inc.

Best regards,

Sara Zhang

HR Department

Farlong Nutraceutical | Notoginseng & Supplements

4010 Valley Blvd #101, Walnut, CA 91789 (888) 327-5664 WWW.FARLONG.COM